Exhibit 10.14(aa)

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT AGREEMENT
NABORS INDUSTRIES, INC.

This Performance-Based Restricted Stock Unit Grant Agreement (“Performance Stock Unit Grant”) between Nabors Industries, Inc. (“NII”), acting on behalf of Nabors Industries Ltd. (“NIL” or the “Company”), and Miguel A. Rodriguez (the “Grantee”), an Eligible Recipient, contains the terms and conditions under which the Compensation Committee of the Board (the “Committee”), has awarded to Grantee, effective as of January 1, 2026 (the “Date of Grant”) and pursuant to the Amended and Restated Nabors Industries Ltd. 2016 Stock Plan (“2016 Plan”), certain Restricted Stock Units (“PSUs”) to incentivize Grantee to contribute to the success of the Company. The applicable terms of the 2016 Plan are incorporated in this Performance Stock Unit Grant by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the 2016 Plan.

PERFORMANCE STOCK UNIT GRANT

In accordance with the terms of the 2016 Plan, the Committee has made this Performance Stock Unit Grant upon the following terms and conditions:

Section 1.Grant of PSUs. The Company hereby grants to the Grantee [        ] PSUs (the “Award”).
Section 2.No Rights as Shareholder. The PSUs granted hereunder do not and shall not entitle the Grantee to any rights of a shareholder of NIL prior to the date, if any, on which Common Shares are issued to the Grantee in settlement of the Award.
Section 3.Vesting of PSUs. The PSUs issued under this Performance Stock Unit Grant shall vest, if at all, as follows:
(a)The Committee, in its sole discretion, has established, or within 90 days following the Date of Grant will establish, target Performance Goals based on factors, which will be measured over a one (1)-fiscal-year performance period commencing on January 1, 2026 and ending on December 31, 2026 (such period, the “Performance Period”).
(b)Up to two hundred percent (200%) of the PSUs subject to the Award are eligible to become earned based upon achievement of the applicable Performance Goals. The Committee shall have sole discretion to determine the level of achievement of the applicable Performance Goals and the percentage of the PSUs subject to the Award that shall become earned based on performance (the “Earned PSUs”). The Committee’s determinations pursuant to the exercise of discretion with respect to all matters described in this paragraph shall be final and binding on the Grantee. The Committee shall make this determination not later than sixty (60) days following the end of the Performance Period or as soon as administratively practicable thereafter (the date such determination is made, the “Performance Determination Date”).

(c)If, on the Performance Determination Date, the Compensation Committee determines that any of the PSUs subject to the Award shall not become Earned PSUs, then any such PSUs that did not become Earned PSUs (and all rights arising from such PSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.
(d)Except as otherwise provided in Sections 3(e), (f), (h) or (i) below, Earned PSUs shall vest as follows: (i) all of the Earned PSUs to be settled in cash, as determined by the Committee in accordance with Section 6, shall become vested ratably one-third (1/3) on each of the first anniversaries of the Date of Grant or, if able to be made earlier, on the Performance Determination Date, and (ii) one-third (1/3) of the Earned PSUs to be settled in Common Shares shall become vested on each of the first three (3) anniversaries of the Date of Grant, in each case, if the Grantee remains continuously employed by NIL and/or NII from the Date of Grant through the applicable vesting date; provided that if any Earned PSUs would be scheduled to vest prior to the Performance Determination Date, such Earned PSUs shall instead vest upon the Performance Determination Date.
(e)In the event of termination of the Grantee’s employment by reason of Disability (as defined in the Executive Severance Agreement by and between NIL, NII and the Grantee, effective as of October 1, 2025, as may be amended from time to time (the “Severance Agreement”)) or death, all of the Earned PSUs subject to the Award that remain unvested shall immediately become vested as of the date of such termination; provided that, if the date of such termination occurs prior to the conclusion of the Performance Period, then the Grantee shall forfeit all PSUs subject to the Award, and if the date of such termination occurs after the conclusion of the Performance Period but prior to the Performance Determination Date, then the Earned PSUs shall be deemed to equal the number of Earned PSUs determined based on actual performance.
(f)In the event of termination of the Grantee’s employment either by the Grantee for Good Reason, or by the Company without Cause (each as defined in the Severance Agreement), all of the Earned PSUs subject to the Award that remain unvested shall become vested as of the date of such termination; provided that, if the date of such termination occurs prior to the conclusion of the Performance Period, then the Grantee shall forfeit all PSUs subject to the Award, and if the date of such termination occurs after the conclusion of the Performance Period but prior to the Performance Determination Date, then the Earned PSUs shall be deemed to equal the number of Earned PSUs determined based on actual performance.
(g)Anything herein notwithstanding, in the event of the termination of the Grantee’s employment by the Company for Cause or by the Grantee without Good Reason (each as contemplated in the Severance Agreement), the Grantee shall forfeit any PSUs subject to the Award that remain unvested as of the date the Grantee’s employment is terminated.
(h)Change in Control
(1)In the event of a Change in Control of NIL (as defined in the Severance Agreement), where an acquirer assumes or exchanges  the Award for an equivalent replacement award of the acquirer on substantially the same terms and conditions, or where the Award otherwise continues in accordance with its existing terms and conditions in connection with such Change in Control, then the Award shall not automatically accelerate upon such Change in Control.
(2)In the event of a Change in Control of NIL, where an acquirer assumes or exchanges the Award for an equivalent replacement award of the acquirer on substantially the same terms and conditions, or where the Award otherwise continues in accordance with its existing terms and conditions in connection with such Change in Control, and Grantee’s employment is terminated by the Company (or an acquirer) without Cause (other than due to Grantee’s death or Disability) or by Grantee for Good Reason, in each such case, during the CIC Protection Period (as defined in the Severance Agreement), then all Earned PSUs subject to the Award (or its applicable replacement award) shall become vested as of the date of the termination if the Grantee remains continuously employed by NIL and/or NII from the Date of Grant through the date of such Change in Control; or if such Change in Control of NIL occurs prior to the end of the Performance Period, the Award (or its applicable replacement award) shall be deemed to be earned at an amount equal one hundred percent (100%) of the PSUs subject to the Award and shall become vested as of the termination date.
Section 4.Terms and Conditions. The Award is subject to the following terms and conditions:
(a)The Award made to Grantee shall be for the benefit of the Grantee, his heirs, devisees, legatees or assigns at any time.
(b)Except as otherwise expressly provided herein, this Performance Stock Unit Grant is subject to, and NII and the Grantee agree to be bound by, all the terms and conditions of the 2016 Plan, as the same may have been amended from time to time in accordance with its terms. Pursuant to the 2016 Plan, the Board or the Committee is vested with conclusive authority to interpret and construe the 2016 Plan and this Performance Stock Unit Grant, and is authorized to adopt rules and regulations for carrying out the 2016 Plan. Further, the parties reserve the right to clarify or amend this Performance Stock Unit Grant on mutually acceptable terms in any manner which would have been permitted under the 2016 Plan as of the Date of Grant.
(c)During the Restriction Period, the Grantee must not, voluntarily or involuntarily, sell, assign, transfer, pledge, or otherwise dispose of any unvested portion of this Award.  Any attempted sale, assignment, transfer, pledge or other disposition of any unvested portion of this Award, whether voluntary or involuntary, shall be ineffective and NIL (i) shall not be required to transfer the Common Shares, (ii) may impound any certificates for the Common Shares or otherwise restrict the Grantee’s Account and (iii) shall hold the certificates until the expiration of the Restriction Period.

(d)Notwithstanding any other provision of this Award, if the Board or the Committee, prior to or following the date the Grantee ceases for any reason whatsoever to be an employee of the Subsidiary (or any other subsidiary of NIL), and after full consideration of the facts, find by majority vote that the Grantee has engaged in fraud, embezzlement, theft, commission of a felony, dishonesty, or any other conduct inimical to NIL, NII, the Subsidiary or any other subsidiary of NIL, the Grantee shall forfeit this entire Award, whether or not vested and shall return to the Company any proceeds from the sale of Common Shares granted hereunder.  The decision of the Board or the Committee shall be final.
(e)During the term of employment and for a period of one year following the Grantee’s Termination with the Subsidiary (or any other subsidiary of NIL), the Grantee agrees that he or she will not (i) individually or on behalf of his or her employer or any other person or entity, directly or indirectly, solicit, divert, or recruit any employee or officer of NIL, NII, the Subsidiary or any of the affiliated companies, or induce any employee of NIL, NII, the Subsidiary or any of the affiliated companies, to terminate his or her employment, or (ii) directly or indirectly, as an employee, consultant, principal, agent, trustee or otherwise engage in any business through a corporation, partnership or other entity that competes directly with any business that is conducted by NIL, NII, the Subsidiary or any of the affiliated companies (the “Competing Business”) and that (x) the Grantee was directly or indirectly engaged in on behalf of NIL, NII, the Subsidiary or any affiliated company or (y) the Grantee obtained confidential information regarding during the course of his or her employment (the “Restricted Business”).
(f)Additionally, for a period of one year following the Grantee’s Termination with the Subsidiary (or any other subsidiary of NIL), the Grantee will not directly or indirectly solicit service or accept competing business from customers of NIL, NII, the Subsidiary or any of the affiliated companies with whom the Grantee, within the previous year, (i) had or made contact, or (ii) had access to confidential information regarding.

The restrictions in this Section 4(f) are further limited geographically to the following areas or locations where a Competing Business operates in the Restricted Business: any country in which NIL, the Subsidiary or any Affiliates or other subsidiaries of NIL engage in the Restricted Business.

Without limiting the remedies to which NIL, NII, the Subsidiary or any affiliated company may be entitled, if the Board or the Committee, prior to or following the date the Grantee ceases, for any reason whatsoever, to be an employee of the Subsidiary (or any other subsidiary of NIL) and after full consideration of the facts, find by majority vote that the Grantee has engaged in any of the activities mentioned in this Section 4(f), the Grantee shall forfeit any unvested portion of this Award.  The decision of the Board or the Committee shall be final.

As used herein, “affiliated companies” means any entity which now or in the future directly controls, is controlled by, or is under common control with NIL, where “control” in relation to NIL means the direct or indirect ownership of at least 50% of the voting securities or shares.

The Company has attempted to place the most reasonable limitations on the Grantee’s subsequent employment opportunities consistent with the protection of the Company’s valuable trade secrets, business interests and goodwill.  In order to accommodate the Grantee in obtaining subsequent employment, NIL may, in its discretion, grant a waiver of one or more of the restrictions on subsequent employment contained in this Section 4(f).  A request for waiver shall be in writing and must be received by NIL at least 45 days before the proposed starting date of the employment for which the Grantee is seeking a waiver.  The request must include the full name and address of the organization with which the Grantee is seeking employment;  the department or area in which the Grantee proposes to work; the position or job title to be held by the Grantee; and a complete description of the duties the Grantee expects to perform for such employer.  If NIL decides to grant a waiver (which decision shall be solely within NIL’s discretion), the waiver may be subject to such restrictions or conditions as NIL may impose.

(g)By accepting this Award and the issuance and delivery of the Common Shares pursuant to this Award, the Grantee acknowledges that NIL does not have an adequate remedy in damages for the breach by the Grantee of the conditions and covenants set forth in this Award and agrees that NIL is entitled to and may obtain an order or a decree of specific performance against the Grantee issued by any court or arbitrator having jurisdiction.
Section 5.Distribution Equivalents. A corresponding distribution equivalent right (“DER”) is hereby granted in tandem with each PSU that may become vested pursuant to this Performance Stock Unit Grant, which DER shall remain outstanding from the Date of Grant until the earlier of the settlement or forfeiture of the PSU to which the DER corresponds.  Each vested DER entitles the Grantee to receive a distribution, subject to and in accordance with this Performance Stock Unit Grant, in form and amount equivalent to any distributions in respect of the Common Share underlying the PSU to which such DER relates.  NIL shall establish, with respect to each PSU that may become vested pursuant to this Performance Stock Unit Grant, a separate DER bookkeeping account for such PSU (a “DER Account”), which shall be credited (without interest) on the applicable distribution dates with an amount equal to any distributions paid during the period that such PSU remains outstanding with respect to the Common Share underlying the PSU to which such DER relates.  On the Performance Determination Date, the DER Account shall be adjusted to account for any Earned PSUs in excess of one hundred percent (100%) of the PSUs granted hereunder, and DERs shall be paid in respect of such excess Earned PSUs in accordance with the terms of this Section 5 as if such DERs had been credited as of the time distributions were paid by NIL with respect to such excess Earned PSUs. Upon the vesting of a PSU, the DER (and the DER Account) with respect to such vested PSU shall also become vested (including, for the avoidance of doubt, with respect to all Earned PSUs to be settled in cash).  Similarly, upon the forfeiture of a PSU, the DER (and the DER Account) with respect to such forfeited PSU shall also be forfeited.  DERs shall not entitle the Grantee to any payments relating to distributions paid after the earlier to occur of the applicable PSU settlement date or the forfeiture of the PSU underlying such DER.
Section 6.Settlement of PSUs.
(a)On the applicable date of vesting of the PSUs pursuant to Section 3, or as soon as administratively practicable following the applicable date of vesting of PSUs pursuant to Section 3, but in no event later than sixty (60) days after such vesting date, NIL shall (i) deliver to the Grantee a number of Common Shares equal to the number of Earned PSUs that have become vested as of such vesting date, an amount of cash equal to the Fair Market Value of a number of Common Shares equal to the number of Earned PSUs that have become vested as of such vesting date or a combination thereof, as determined by the Committee in its sole discretion, and (ii) make a distribution to the Grantee, in form and amount equivalent to the credit to the Grantee’s DER Account maintained with respect to each such PSU. For purposes of this Agreement, “Fair Market Value” means the average of the daily closing price of the Company’s Common Stock as traded on the New York Stock Exchange on the twenty (20) business days immediately preceding the applicable date of vesting.
(b)Earned PSUs may be settled in Common Shares, cash or a combination thereof, as determined by the Committee in its sole discretion.
(c)Any Common Shares issued hereunder shall be delivered either by delivering one or more certificates for such shares to the Grantee or by entering such Common Shares in book-entry form, as determined by the Committee in its sole discretion.  The value of Common Shares shall not bear any interest owing to the passage of time.  Neither this Section 6 nor any action taken pursuant to or in accordance with this Performance Stock Unit Grant shall be construed to create a trust or a funded or secured obligation of any kind.
Section 7.Withholding Tax. The Grantee shall be required to pay to NIL or to NII the amount of federal, state or local taxes, if any, required by law to be withheld (“Withholding Obligation”) in connection with the grant, vesting or settlement of PSUs or DERs, as applicable.  NIL will withhold (or cause to be withheld) from any amount of cash payable hereunder an amount equal to the applicable Withholding Obligation. Subject to any Company policy in effect from time to time, upon delivery of Common Shares in settlement of the Award, NIL will withhold the number of Common Shares required to satisfy any Withholding Obligation, and provide to Grantee a net balance of Common Shares (“Net Shares”) unless NIL receives notice not less than five (5) days before any Withholding Obligation arises that Grantee intends to deliver funds necessary to satisfy the Withholding Obligation in such manner as NIL may establish or permit. Notwithstanding any such notice, if Grantee has not delivered funds within fifteen (15) days after the Withholding Obligation arises, NIL may elect to deliver Net Shares.  If Common Shares are used to pay all or part of a Withholding Obligation, the fair market value of the Common Shares withheld shall be determined as of the date of withholding and the maximum number of Common Shares that may be withheld shall be the number of Common Shares which have a fair market value on the date of withholding equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized (and which may be limited to flat rate withholding) without creating adverse accounting, tax or other consequences to the Company or any Affiliate, as determined by the Committee in its sole discretion.  The Grantee acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of PSUs or DERs or disposition of the underlying Common Shares and that the Grantee has been advised, and hereby is advised, to consult a tax advisor. The Grantee represents that he is in no manner relying on the Board, the Committee, the Company, any Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.
Section 8.Sections 409A and 457A.  Notwithstanding anything herein or in the 2016 Plan to the contrary, the PSUs granted pursuant to this Performance Stock Unit Grant are intended to be compliant with the applicable requirements of (a) Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto (collectively, “Section 409A”) or an exemption therefrom; and (b) the short-term deferral exception of Section 457A of the Code and all applicable guidance issued with respect to Section 457A of the Code (collectively, “Section 457A”). This Performance Stock Unit Grant shall be construed and interpreted in a manner consistent with such intent. To the extent that the Committee determines that the PSUs constitute “non-qualified deferred compensation” subject to Section 409A, then the PSUs may only be settled on the earlier to occur of (i) the original vesting date(s) set forth in Section 3(a), (ii) the Grantee’s “separation from service” within the meaning of Section 409A, (iii) a “change of control event” within the meaning of Section 409A or (iv) such earlier time as may be permitted under Section 409A.  To the extent that the Committee determines that the PSUs constitute “non-qualified deferred compensation” subject to Section 409A, then, if the Grantee is deemed to be a “specified employee” within the meaning of Section 409A, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the PSUs upon his “separation from service” within the meaning of Section 409A, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement will be delayed until the earlier of: (a) the date that is six (6) months following the Grantee’s separation from service and (b) the Grantee’s death. Notwithstanding anything in this Agreement or the Severance Agreement to the contrary, no cash or Common Shares shall be paid to Grantee hereunder upon his termination of employment unless such termination of employment is also a “separation from service” within the meaning of Section 409A.  Notwithstanding anything in this Agreement or the Severance Agreement to the contrary, no cash or Common Shares shall be paid to Grantee hereunder upon a Change in Control unless such Change in Control is also a “change of control event” within the meaning of Section 409A.

Notwithstanding the foregoing, NIL and its Affiliates make no representations that the PSUs provided under this Performance Stock Unit Grant are exempt from or compliant with Section 409A or Section 457A and in no event shall NIL or any Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A or Section 457A.

Section 9.Notices and Payments. Any notice to be given by the Grantee under this Performance Stock Unit Grant shall be in writing and shall be deemed to have been given only upon receipt by the Stock Plan Administrator of Nabors Corporate Services, Inc. at the offices of Nabors Corporate Services, Inc. in Houston, Texas, or at such address as may be communicated in writing to the Grantee from time to time. Any notice or communication by NIL or NII to the Grantee under this Performance Stock Unit Grant shall be in writing and shall be deemed to have been given if sent to the Grantee at the address listed in the records of NIL or at such address as specified in writing to NIL by the Grantee.
Section 10.Waiver. The waiver by NIL of any provision of this Performance Stock Unit Grant shall not operate as, or be construed to be, a waiver of the same or any other provision of this Performance Stock Unit Grant at any subsequent time for any other purpose.
Section 11.Governing Law & Severability. The Plan and all rights and obligations thereunder shall be construed in accordance with and governed by the laws of the State of Delaware. If any provision of this Performance Stock Unit Grant should be held invalid, the remainder of this Performance Stock Unit Grant shall be enforced to the greatest extent permitted by applicable law, it being the intent of the parties that invalid or unenforceable provisions are severable.
Section 12.Entire Agreement. This Performance Stock Unit Grant, together with the Plan, contains the entire agreement between the parties with respect to the subject matter and supersedes any and all prior understandings, agreements or correspondence between the parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Performance Stock Unit Grant as of the day and year first written above.

NABORS INDUSTRIES, INC.

By:

NABORS INDUSTRIES LTD.

By:

GRANTEE

MIGUEL A. RODRIGUEZ